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                                                                    Exhibit 21.2


                           SUBSIDIARIES OF REGISTRANT

Corporate Office Properties Holdings, Inc. (Delaware)

Corporate Office Properties, L.P. (Delaware)

COPT Acquisitions, Inc. (Delaware)

Blue Bell Investment Company, L.P. (Pennsylvania)

Comcourt Investors, L.P. (Pennsylvania)

South Brunswick Investors, L.P. (New Jersey)

6385 Flank Drive, L.P. (Pennsylvania)


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